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                                                                    Exhibit 23.b


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-83768 of Alpha Industries, Inc. on Form S-4 of our report dated February 14, 2002, relating to the combined financial statements of the Washington Business and the Mexicali Operations of Conexant Systems, Inc. as of September 30, 2000 and 2001, and for each of the three years in the period ended September 30, 2001, appearing in the Proxy Statement/Prospectus-Information Statement, which is part of this Registration Statement. We also consent to the reference to us under the headings "Historical Selected Combined Financial Data of the Washington Business and the Mexicali Operations" and "Experts" in such Proxy Statement/Prospectus-Information Statement.

/S/ DELOITTE & TOUCHE LLP


Costa Mesa, California
May 9, 2002